SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2005

U-STORE-IT TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-32324	20-1024732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6745 Engle Road Suite 300 Cleveland, OH	44130
(Address of principal executive offices)	(Zip Code)

(440) 234-0700

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Office Leases

On June 29, 2005, U-Store-It, L.P., a Delaware limited partnership (the “Operating Partnership”), of which U-Store-It Trust (the “Company”) is the sole general partner, entered into an office lease agreement (the “Office Lease”) with Amsdell and Amsdell, an entity owned by Robert J. Amsdell, the Company’s Chairman and Chief Executive Officer, and Barry L. Amsdell, one of the Company’s trustees and the brother of Robert J. Amsdell, for office space containing approximately 1,588 square feet of rentable space. The space is located in The Parkview Building, an approximately 40,000 square foot multi-tenant office building, located at 6745 Engle Road, in which the Operating Partnership already leases approximately 18,000 square feet of office space. The Office Lease is effective as of May 7, 2005 and has an approximately two-year term expiring on April 30, 2007. The Operating Partnership has the option to extend the Office Lease for an additional three-year period at the then prevailing market rate upon the same terms and conditions contained in the Office Lease. The fixed minimum rent under the terms of the Office Lease is $1,800 per month from June 1, 2005 to April 30, 2006, and $1,900 per month from May 1, 2006 to April 30, 2007.

On June 29, 2005, the Operating Partnership also entered into a month-to-month office lease agreement (the “Month-to-Month Lease”) with Amsdell and Amsdell for office space of approximately 3,500 square feet of an office building located at 6779 Engle Road. The lease is effective as of May 1, 2005. The fixed minimum rent under the terms of the lease is $3,700 per month.

Under the Company’s Corporate Governance Guidelines, the Company’s independent trustees approved the terms of, and the entry into, the Office Lease and the Month-to-Month Lease by the Operating Partnership.

The foregoing descriptions of the Office Lease and the Month-to-Month Lease are qualified in their entirety by the full terms and conditions of the Office Lease and the Month-to-Month Lease, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

Airplane Lease

On July 1, 2005, the Operating Partnership entered into a Non-Exclusive Aircraft Lease Agreement with Aqua Sun Investments, L.L.C. (“Aqua Sun”) pursuant to which the Operating Partnership may lease for corporate use from time to time an airplane owned by Aqua Sun (the “Airplane Lease”). Aqua Sun is an entity an entity owned by Robert J. Amsdell and Barry L. Amsdell. Under the terms of the Airplane Lease, the Operating Partnership may lease use of the airplane owned by Aqua Sun at an hourly rate of $1,450 per flight hour. Aqua Sun is responsible for various costs associated with operation of the airplane, including insurance, storage and maintenance and repair, but the Operating Partnership is responsible for fuel costs and the costs of pilots and other cabin personnel required for its use of the airplane. The lease, which is effective as of July 1, 2005, has a one-year term and is automatically renewed for additional one-year periods unless terminated by either party. Either party may terminate the agreement with or without cause upon 60 days’ prior notice to the other party.

Under the Company’s Corporate Governance Guidelines, the Company’s independent trustees approved the terms of, and the entry into, the Airplane Lease by the Operating Partnership.

The Airplane Lease replaces the existing timesharing agreement that was entered into as of October 22, 2004 between a subsidiary of the Company and an affiliate of Aqua Sun (the “Timesharing Agreement) regarding use of the airplane, which agreement has been terminated, as described in Item 1.02 below.

The foregoing description of the Airplane Lease is qualified in its entirety by the full terms and conditions of the Airplane Lease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

Item 1.02. Termination of a Material Definitive Agreement.

On June 30, 2005, in connection with the entry into the Airplane Lease, the Timesharing Agreement was terminated by mutual agreement of the parties thereto. The Timesharing Agreement was scheduled to expire on October 21, 2005.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-STORE-IT TRUST

Date: July 1, 2005	By:	/s/ Steven G. Osgood
Steven G. Osgood
President and Chief Financial Officer

3